Exhibit 10.13.6

JMP GROUP INC.

2007 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Grantee’s Name and Address:

You (the “Grantee”) have been granted an award of Restricted Stock Units (the “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (the “Notice”), the JMP Group Inc. 2007 Equity Incentive Plan, as amended from time to time (the “Plan”) and the Restricted Stock Unit Agreement (the “Agreement”) attached hereto, as follows. Unless otherwise provided herein, the terms in this Notice shall have the same meaning as those defined in the Plan.

Award Number

Date of Award

Vesting Commencement Date

Total Number of Restricted Stock Units Awarded (the “Units”)

Expiration Date

Vesting Schedule:

Subject to the Grantee’s Continuous Service, Section 4 of the Agreement, and other limitations set forth in this Notice, the Agreement and the Plan, the Units will “vest” in accordance with the following schedule (the “Vesting Schedule”).

The Units will become eligible to vest on the date on which the Chief Financial Officer of the Company (the “CFO”) certifies the EPS (as defined in this Notice) for the period from the Date of Award through [                                ].

[Insert Performance-based RSU Vesting Schedule.]

Notwithstanding the foregoing, no more than 100% of the Total Number of Restricted Stock Units Awarded shall become vested. For purposes of clarity, the Grantee’s Continuous Service must remain in effect through a given Certification Date for any Units to vest pursuant to the EPS for the preceding year. Each Certification Date is anticipated to coincide with the filing of the Company’s Form 10-K with respect to the preceding year; provided, however, that the Administrator in its sole and absolute discretion may determine that any Certification Date shall occur on a different date.

In the event of a Change in Control, one hundred percent (100%) of the Units shall vest immediately prior to the effective date of such Change in Control; provided for the avoidance of doubt, however, that this provision shall not apply in the event of any Corporate Transaction that is not a Change in Control.

In the event of the Grantee’s change in status from Employee to Consultant or Director, the determination of whether such change in status results in a termination of Continuous Service will be determined in accordance with Section 409A of the Code.

For purposes of this Notice and the Agreement, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company. If the Grantee would become vested in a fraction of a Unit, such Unit shall not vest until the Grantee becomes vested in the entire Unit.

Vesting shall cease upon the date the Grantee terminates Continuous Service for any reason, including death or Disability. In the event the Grantee terminates Continuous Service for any reason, including death or Disability, any unvested Units held by the Grantee immediately following such termination of the Grantee’s Continuous Service shall be forfeited and deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Grantee.

2

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

JMP GROUP INC. a Delaware corporation

By:

Title:

Date:

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE UNITS SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE OR AS OTHERWISE SPECIFICALLY PROVIDED HEREIN (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

3

Grantee Acknowledges and Agrees:

The Grantee acknowledges receipt of a copy of the Plan and the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Grantee further agrees and acknowledges that this Award is a non-elective arrangement pursuant to Section 409A of the Code.

The Grantee further acknowledges that, from time to time, the Company may be in a “blackout period” and/or subject to applicable federal securities laws that could subject the Grantee to liability for engaging in any transaction involving the sale of the Company’s Shares. The Grantee further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is the Grantee’s responsibility to determine whether or not such sale of Shares will subject the Grantee to liability under insider trading rules or other applicable federal securities laws.

The Grantee understands that the Award is subject to the Grantee’s consent to access this Notice, the Agreement, the Plan and the Plan prospectus (collectively, the “Plan Documents”) in electronic form on the Company’s intranet or otherwise. By signing below (or by providing an electronic signature) and accepting the grant of the Award, the Grantee: (i) consents to access electronic copies (instead of receiving paper copies) of the Plan Documents via the Company’s intranet; (ii) represents that the Grantee has access to the Company’s intranet or otherwise; (iii) acknowledges receipt of electronic copies, or that the Grantee is already in possession of paper copies, of the Plan Documents; and (iv) acknowledges that the Grantee is familiar with and accepts the Award subject to the terms and provisions of the Plan Documents.

The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Agreement shall be resolved by the Administrator in accordance with Section 8 of the Agreement. The Grantee further agrees to the venue and jurisdiction selection in accordance with Section 9 of the Agreement. The Grantee further agrees to notify the Company upon any change in his or her residence address indicated in this Notice.

Date:
Grantee’s Signature

Grantee’s Printed Name

Address

City, State & Zip

4

Award Number:

JMP GROUP INC.

2007 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1. Issuance of Units. JMP Group Inc., a Delaware corporation (the “Company”), hereby issues to the Grantee (the “Grantee”) named in the Notice of Restricted Stock Unit Award (the “Notice”) an award (the “Award”) of the Total Number of Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, this Restricted Stock Unit Agreement (the “Agreement”) and the terms and provisions of the JMP Group Inc. 2007 Equity Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference. Unless otherwise provided herein, the terms in this Agreement shall have the same meaning as those defined in the Plan.

2. Conversion of Units and Issuance of Shares.

(a) General. Subject to Section 2(b) and Section 4, one share of Common Stock shall be issuable for each Unit subject to the Award (the “Shares”) upon vesting. Immediately prior to the specified effective date of a Change in Control (as defined in the Plan) and subject to Section 2(b), vesting shall accelerate and one Share shall be issuable for each Unit subject to the Award. Within ten (10) business days thereafter, or as soon as administratively feasible, the Company will transfer the appropriate number of Shares to the Grantee after satisfaction of any required tax or other withholding obligations. Notwithstanding the foregoing, but subject to Section 4, the relevant number of Shares shall be issued no later than March 15th of the year following the calendar year in which the Award vests. Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share. Notwithstanding the foregoing, the Company may, in its sole discretion, make a cash payment in lieu of the issuance of the Shares in an amount equal to the value of one share of Common Stock multiplied by the number of then vested Units subject to the Award.

(b) Delay of Conversion. The conversion of the Units into the Shares under Section 2(a) above shall be delayed in the event the Company reasonably anticipates that the issuance of the Shares would constitute a violation of federal securities laws or other Applicable Law. If the conversion of the Units into the Shares is delayed by the provisions of this Section 2(b), the conversion of the Units into the Shares shall occur at the earliest date at which the Company reasonably anticipates issuing the Shares will not cause a violation of federal securities laws or other Applicable Law. For purposes of this Section 2(b), the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of Applicable Law.

(c) Delay of Issuance of Shares. The Company shall have the authority to delay the issuance of any Shares under this Section 2 to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be issuable on the first business day following the expiration of such six (6) month period.

3. Right to Shares. Subject to the further restrictions of Section 4, the Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee.

4. Transfer Restrictions.

(a) Units. The Units may not be transferred in any manner other than by will or by the laws of descent and distribution.

(b) Shares Issued Pursuant to Units. Subject to Section 4(c) below, Shares issued to the Grantee hereunder upon settlement of the Units as set forth in Section 2(a) prior to                              (“Restricted Shares”) may not be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of by the Grantee prior to                              (the “Lockup Period”). During the Lockup Period, the Grantee will have voting rights and rights with respect to dividends paid on the Common Stock in respect of the Restricted Shares. In addition, subject to Section 4(c), the Restricted Shares shall be subject to forfeiture to the Company if, prior to the expiration of the Lockup Period:

(i) the Grantee’s Continuous Service is terminated by the Company for Cause;

(ii) the Grantee discloses any Confidential Information. For purposes of this Agreement, “Confidential Information” means information concerning the Company’s and its client’s businesses, strategies, operations, financial affairs, organizational and personnel matters (including information regarding any aspect of any Employee’s Continuous Service with the Company or of the termination of such service), policies, procedures and other non-public matters, or concerning those of third parties. Confidential Information may have been or be provided in written or electronic form or orally. In consideration of, and as a condition to, continued access to Confidential Information, and without prejudice to or limitation on any other confidentiality obligations imposed by agreement or by law, the Grantee hereby undertakes to use and protect Confidential Information in accordance with any restrictions placed on its use or disclosure. Without limiting the foregoing, except as authorized by the Company or as required by Applicable Law, the Grantee may not disclose or allow disclosure of any Confidential Information, or of any information derived therefrom, in whatever form, to any person unless such person is a director, officer, partner, employee, attorney or agent of the Company and, in the Grantee’s reasonable good faith judgment, has a need to know the Confidential Information or information derived therefrom in furtherance of the business of the Company. The foregoing obligations will survive, and remain binding and enforceable notwithstanding any termination of the Grantee’s Continuous Service and any settlement of the financial rights and obligations arising from the Grantee’s Continuous Service. Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Grantee and the Company shall constitute Confidential Information except that the Grantee may disclose information concerning such dispute to the arbitrator that is considering such dispute, or to the Grantee’s legal counsel (provided that such counsel (A) does not represent any other Employee of the Company in an employment related matter, (B) does not represent a competitor of the Company, and (C) agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute);

(iii) without the prior written consent of the Executive Committee of the Board (the “Executive Committee”), which consent may be withheld in its sole and absolute discretion, the Grantee (A) forms, or acquires a five percent (5%) or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise (as defined herein); or (B) associates (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engages in, or directly or indirectly manages or supervises personnel engaged in, any activity (x) which is similar or substantially related to any activity in which the Grantee was engaged, in whole or in part, at the Company, and (y) for which the Grantee had direct or indirect managerial or supervisory responsibility at the Company. For purposes of this Agreement, a “Competitive Enterprise” is a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in financial services such as in any activity that competes directly or indirectly with the Company, including, without limitation, investment banking, underwriting, placement agent activities, public or private finance, financial advisory services, investment advice, merchant banking, asset or hedge fund management, private equity or other public or private investment funds, real estate investments, services or vehicles, securities research, brokerage, sales, lending, custody, clearance, settlement or trading, or any similar activities, services or products (all of the foregoing for anyone other than the Grantee and members of the Grantee’s family and in such case, the Grantee shall provide full, complete and accurate disclosure to the Board upon its request with respect to such activities (including, without limitation, supporting trade data));

(iv) the Grantee, in any manner, directly or indirectly, (A) Solicits a Client (each as defined herein) to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company or (B) interferes with or damages (or attempts to interfere with or damages) any relationship between the Company and a Client. For purposes of this Agreement, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action and the term “Client” means any client or prospective client of the Company to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with the Grantee’s Continuous Service with the Company;

(v) the Grantee in any manner, directly or indirectly, Solicits any person who is an Employee to resign from the Company or to apply for or accept employment with any Competitive Enterprise; or

(vi) during the Coverage Period, the Grantee fails to take all actions and do all such things as may be reasonably requested by the Executive Committee from time to time to maintain for the Company the business, goodwill, and business relationships with any of the Company’s Clients with whom the Grantee worked during the Grantee’s Continuous Service. During the Coverage Period, the Executive Committee may, in its sole and absolute discretion, continue paying the Grantee’s salary and require that the Grantee refrain from engaging in any other employment or business activities until the Executive Committee determines the Client relationships are transferred to the Company. For purposes of this Agreement, the term “Coverage Period” means, at the discretion of the Executive Committee, either the 90-day period beginning on the date on which notice of the Grantee’s termination of Continuous Service is delivered to or by the Company or the 90-day period beginning on the date of termination of the Grantee’s Continuous Service.

Subject to Section 4(c) below, if the Grantee participates in any of the foregoing activities, the Restricted Shares shall be deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of the Restricted Shares and shall have all rights and interest in or related thereto without further action by the Grantee.

(c) Change in Control Events. In the event of a Change in Control occurring during the Lockup Period, the transfer restrictions and forfeiture provisions described in Section 4(b) above (inclusive of any related requirements set forth in this Agreement or other supplemental agreement by and between the Company and the Grantee) shall terminate and be of no further effect. For the avoidance of doubt, the provisions of the foregoing Section 4(b) shall remain in effect per its terms in the event of any Corporate Transaction that is not a Change in Control.

(d) Security of Stock. For purposes of facilitating the enforcement of the provisions of this Agreement, the Grantee agrees, promptly upon request of the Company, to take all actions requested to secure the Company’s interest in the Restricted Shares, including, but not limited to, delivering the certificate(s) for the Restricted Shares, together with an Assignment Separate from Certificate in the form provided by the Company, executed in blank by the Grantee with respect to each such stock certificate, to the Secretary or Assistant Secretary of the Company, or their designee, to hold in escrow for so long as such Restricted Shares are subject to the Lockup Period, with the authority to take all such actions and to effectuate all such transfers and/or releases as may be necessary or appropriate to accomplish the objectives of this Agreement in accordance with the terms hereof. The Grantee hereby acknowledges that the appointment of the Secretary or Assistant Secretary of the Company (or their designee) as the escrow holder hereunder with the stated authorities is a material inducement to the Company to make this Agreement and that such appointment is coupled with an interest and is accordingly irrevocable. The Grantee agrees that the Restricted Shares may be held electronically in a book entry system maintained by the Company’s transfer agent or other third party and that all the terms and conditions of this Section 4 applicable to certificated Restricted Shares will apply with the same force and effect to such electronic method for holding the Restricted Shares. The Grantee agrees that such escrow holder shall not be liable to any party hereto (or to any other party) for any actions or omissions unless such escrow holder is grossly negligent relative thereto. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Upon the expiration of the Lockup Period, the escrow holder will, without further order or instruction, transmit to the Grantee the certificate evidencing such Shares. Notwithstanding the foregoing, in the event of a Change in Control during the Lockup Period as set forth in Section 4(c) above, the escrow holder will, upon instruction from the Administrator and promptly following the occurrence of such Change in Control, transmit to the Grantee the certificate evidencing such Shares.

5. Taxes.

(a) Tax Liability. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award, the release of any forfeiture provisions applicable to Shares issuable pursuant to the Award, or the subsequent sale of Shares issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability. The Grantee does not have discretion to direct the Company to withhold any amount in excess of the minimum statutory tax withholding requirements, to make any such excess tax payments on behalf of the Grantee, or to withhold or pay any amount in satisfaction of the Grantee’s other tax liabilities.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any employment tax obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Under no circumstances will the Company be obligated to withhold any amount in excess of the minimum Tax Withholding Obligation, or to withhold or pay any additional amount in satisfaction of the Grantee’s other tax liabilities.

(i) By Share Withholding. The Grantee authorizes the Company to, upon the exercise of its sole discretion, withhold from those Shares issuable to the Grantee the whole number of Shares sufficient to satisfy the minimum applicable Tax Withholding Obligation. The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.

(ii) By Sale of Shares. Unless the Grantee determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, the Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to, upon the exercise of Company’s sole discretion, sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation. Such Shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable. The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Grantee’s minimum Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Grantee. The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(iii) By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises (e.g., a vesting date), the Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

Notwithstanding the foregoing, the Company or a Related Entity also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) payable to the Grantee by the Company and/or a Related Entity.

6. Entire Agreement; Governing Law. The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. These agreements are to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Should any provision of the Notice or this Agreement be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

7. Construction. The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

8. Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Agreement shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

9. Venue and Jurisdiction. The parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought exclusively in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of San Francisco) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section 9 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

10. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

11. Amendment and Delay to Meet the Requirements of Section 409A. The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify this Agreement in any manner and delay the issuance of any Shares issuable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable.

END OF AGREEMENT

7